Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-127119) and Form S-3 (No. 333-130712) of CKX, Inc. of our report dated August 13, 2007, with respect to the combined financial statements of Metroflag BP, LLC, MetroFlag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, MetroFlag HD, LLC and Metroflag Management, LLC included in this Current Report on Form 8-K/A of CKX, Inc. dated August 16, 2007.

/s/ Ernst & Young LLP

Las Vegas, Nevada
August 13, 2007